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                                                                  Exhibit 11

                                   Rymer Foods Inc.
                           Computation of Earnings Per Share
              for the periods ended October 30, 1999 and October 31, 1998
                         (in thousands, except per share data)






                                           Fiscal Year         Fiscal Year
                                             Ending              Ending
                                             Oct. 30,           Oct. 31,
                                              1999               1998
                                          ---------------    ---------------
                                          Basic   Diluted    Basic   Diluted
                                          -----   -------    -----   -------
 AVERAGE SHARES OUTSTANDING
   1  Average shares outstanding          4,300    4,300     4,300     4,300
   2  Net additional shares outstanding
       assuming exercise of stock
       options*                              -       378        -         -
   3  Net additional shares assuming
       conversion of preferred stock not
       considered a common stock
       equivalent at issuance                -        -         -         -
                                          -----    -----     -----     -----
   4  Average number of common
       shares outstanding                 4,300    4,678     4,300     4,300
                                          =====    =====     =====     =====
 EARNINGS
   5  Income (loss) from
        continuing operations            $   33   $   33   $(2,017)  $(2,017)
                                          =====    =====     =====     =====
   6  Net Income (loss)                  $   33   $   33   $(2,017)  $(2,017)
                                          =====    =====     =====     =====
 PER SHARE AMOUNTS
      Income (loss) from
        continuing operations
         (line 5 / line 4)               $ 0.01   $ 0.01   $ (.047)  $ (0.47)
                                          =====    =====     =====     =====
      Net Income (loss)
       (line 6 / line 4)                 $ 0.01   $ 0.01   $ (0.47)  $ (0.47)
                                          =====    =====     =====     =====

 Note: Earnings per share amounts for all other reporting periods as it relates to the predecessor company is not meaningful due to the reorganization.



       * Since there is a net loss for the year ended October 31, 1998, common stock equivalents are excluded from the diluted earnings per share calculations since they would be antidilutive.

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